Exhibit 10.1

PROGYNY, INC.
EXECUTIVE SEVERANCE PLAN

Adopted May 9, 2024

I. INTRODUCTION AND ADMINISTRATION

1.1 Purpose. This Progyny, Inc. Executive Severance Plan (this “Plan”) is being adopted pursuant to the authorization of the Committee for the benefit of certain executives of the Company. This Plan is intended to provide severance benefits to certain executives who experience a Qualifying Termination or a termination due to death or Disability.

This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA and qualifies as a “top-hat” plan for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. As a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, the Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).

1.2 Administration. Subject to Section 5.1 hereof, the Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate (other than to any Participant in the Plan). All decisions, interpretations and other actions of the Committee (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

II. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean the Participant has engaged in one of more of the following: (i) commission of, conviction for, or guilty plea to, a felony or crime involving moral turpitude; (ii) a willful refusal by the Participant to comply with the lawful, material and reasonable instructions of the Company (or its subsidiaries), or to otherwise materially perform the Participant’s duties as lawfully and reasonably determined by the Company (or its subsidiaries), in each case that is not cured by the Participant (if such refusal is capable of being cured) within 15 days of written notice being given to the Participant of such refusal; (iii) any willful act or acts of dishonesty undertaken by the Participant and intended to result in Participant’s (or any other person’s) material gain or personal enrichment at the expense of the Company, its subsidiaries or any of its or their customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you that is injurious to the Company or its subsidiaries; or (v) any material breach by the Participant of the Participant’s obligations under any agreement between Participant and the Company or its subsidiaries that is not cured by the Participant (if such breach is capable of being cured) within 15 days of written notice being given to the Participant of such breach.

(c) “Change of Control” shall have the same meaning as such term is defined under the Equity Plan.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Compensation Committee of the Board.

(f) “Company” shall mean Progyny, Inc., a Delaware corporation, and shall include its successors and assigns.

(g) “Continuous Service” shall have the same meaning as such term is defined under the Equity Plan.

(h) “Disability” shall mean, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(i) “Employment Agreement” shall mean an employment agreement or service contract agreement entered into between the Company and a Participant with respect to their employment with the Company, as such terms are in effect at the time of the adoption of this Plan.

(j) “Equity Plan” shall mean the Progyny, Inc. 2019 Equity Incentive Plan or any successor equity incentive plan, as may be amended from time to time.

(k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(l) “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent: (i) a material reduction in the Participant’s then-current annual base salary; except for a reduction (not to exceed 10%) that is part of a proportional reduction of the base salaries of all Company executives; (ii) relocation of the Participant’s principal place of employment to a place that increases the Participant’s one-way commute by more than thirty (30) miles compared to the Participant’s then-current principal place of employment immediately prior to such relocation; or (iii) a material and adverse change in the Participant’s duties and responsibilities (it being agreed that a change in duties and responsibilities following a Change of Control that is inherent in the Company becoming a part of a larger business organization shall not constitute a material adverse change); provided, however, that a resignation by the Participant shall not be considered to be for a “Good Reason” unless (1) the Participant provides written notice to the Board of the occurrence of the event that the Participant contends constitutes Good Reason within thirty (30) days after the date such event occurs, which notice states the Participant’s intention to resign for a “Good Reason” as a result thereof; (2) the Company does not effect a cure with respect to such event within thirty (30) days after receipt of such written notice; and (3) the Participant thereafter resigns and ceases to perform services as an employee of the Company within ten (10) days after the expiration of the Company’s cure period.

(m) “Participant” shall mean each Company employee (i) with a title of Executive Vice President or higher, (ii) who is in one of the positions specified on Exhibit A, or (iii) who is selected by the Committee to participate in the Plan.

(n) “Payment Date” shall mean the first regularly scheduled payroll date that occurs on or after the 60th day following the effective date of the Qualifying Termination.

(o) “Protection Period” shall mean the period commencing one month before the consummation of a Change of Control and ending on the first anniversary of such Change of Control.

(p) “Qualifying Termination” shall mean a termination of the Participant’s employment by the Company without Cause, and not by reason of death or Disability, or a resignation by the Participant for Good Reason, in each case, after the completion of one year of Continuous Service with the Company.

(q) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

(r) “Specified Employee” shall mean a person who is, as of the date of the person’s termination of employment, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established by the Company.

2.2 Number. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of this Plan, the text shall control.

III. SEVERANCE BENEFITS

3.1 Payments and Benefits upon a Qualifying Termination (Unrelated to a Change of Control). Subject to the further provisions of this Article III and the Participant’s continued compliance with their obligations under Article IV hereof, upon a Participant’s Qualifying Termination that does not occur within the Protection Period:

(a) the Company shall pay or provide to the Participant the Participant’s unpaid base salary through the date of termination, any unreimbursed business expenses, and any amount arising from the Participant’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the requirements of applicable law and the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Benefits”);

(b) the Company shall continue to pay to the Participant their base salary, as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), for twelve (12) months following such Qualifying Termination, which amount shall be payable in accordance with Section 5.9 and the normal payroll practices of the Company;

(c) the Company shall pay to the Participant an amount in cash equal to the Participant’s target annual bonus for the year that includes the date of termination pro-rated to reflect the number of days that the Participant was employed by the Company and its subsidiaries during such calendar year, and which shall be payable on the Payment Date;

(d) during the portion, if any, of the 12-month period commencing on the date of termination that the Participant properly elects continuation coverage for Participant and/or Participant’s eligible dependents under the Company’s or a subsidiary’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse the Participant on a monthly basis for the cost of such coverage. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to the Participant, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Participant and/or Participant’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for such 12-month period.

(e) acceleration of the vesting and exercisability (as applicable) of any outstanding unvested time-based equity awards held by the Participant to the extent such awards were scheduled to vest during the 12-month period immediately following the Qualifying Termination date; and

(f) acceleration of any outstanding performance-based equity awards held by the Participant shall 100% vest as of the Qualifying Termination date, unless otherwise provided in the applicable award agreement governing the terms of such performance-based equity award.

3.2 Severance Benefits upon a Qualifying Termination (Related to a Change of Control). Subject to the further provisions of this Article III, upon a Participant’s Qualifying Termination that occurs within the Protection Period, the Participant shall receive all of the payments and benefits described in Section 3.1 above, except that the following payments shall be substituted for their respective counterparts in Sections 3.1(b), 3.1(e), and 3.1(f):

(a) in lieu of any payment under Section 3.1(b), the Company shall pay to the Participant in a single lump sum on the Payment Date an amount in cash equal to the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination date (or immediately prior to any event constituting Good Reason, if applicable);

(b) in lieu of vesting acceleration under Section 3.1(e), each outstanding unvested time-based equity award held by the Participant shall vest in full as of the Qualifying Termination date; and

(c) in lieu of vesting acceleration under Section 3.1(f), each outstanding unvested performance-based equity award held by the Participant shall vest in full as of the Qualifying Termination date at the greater of (1) the target level of achievement of any applicable performance conditions or (2) the actual level of achievement of any applicable performance conditions as of the Qualifying Termination date, unless otherwise provided in the applicable award agreement governing the terms of such performance-based equity award.

3.3 Payments upon a Termination of Employment Due to Death or Disability. Subject to the further provisions of this Article III, upon a Participant’s termination of employment with the Company due to death or Disability:

(a) the Company shall pay or provide to the Participant or their personal representative or estate, the Accrued Benefits;

(b) each outstanding unvested time-based equity award held by the Participant shall vest in full as of the date of termination; and

(c) each outstanding unvested performance-based equity award held by the Participant shall be treated in accordance with the Equity Plan or applicable award agreement governing the terms of such performance-based equity award.

3.4 Release and Full Settlement; Repayment Obligations. Notwithstanding any provision of this Plan to the contrary, the payment of any amounts or provision of any benefits under Sections 3.1(b) through (f), 3.2(a) through 3.2(c), 3.3(b) and 3.3(c) hereof (collectively, the “Severance Benefits”) shall be subject to the Participant’s (or, if applicable, their personal representative’s or estate’s) execution, within forty-five (45) days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims in the form provided by the Company, and such waiver and general release of claims becoming effective and irrevocable in accordance with its terms within sixty (60) days following the date of termination. Furthermore, the payment of any amounts or provision of any benefits under Sections 3.1(b) through (f) and 3.2(a) through (c) hereof shall be subject to the Participant’s continued compliance with their obligations under Article IV hereof, and, in the event of any breach of such obligations by the Participant, the Participant agrees to promptly repay the Company the gross amount or value of any payments or benefits provided under Sections 3.1(b) through (f) and 3.2(a) through (c). The Company shall be entitled to recover any costs or attorneys’ fees arising out of or in connection with any breach by the Participant or enforcement action relating to Participant’s obligations under Article IV hereof.

3.5 Parachute Payments. Notwithstanding anything to the contrary herein, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefits, together with any other payments or benefits that the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the Severance Benefits is necessary shall be made by the Committee in good faith and any such reduction shall be implemented in a manner consistent with the requirements of Section 409A of the Code. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments or benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.5 shall require the Company to be responsible for, or have any liability or obligation with respect to, any Participant’s excise tax liabilities under Section 4999 of the Code.

3.6 Coordination with Certain Other Agreements. Participants with Employment Agreements providing for severance benefits will receive the greater of (i) the severance benefits under the terms of such Participant’s Employment Agreement or (ii) the Severance Benefits set forth herein. Unless otherwise approved by the Committee or except as set forth herein, the benefits under and participation in this Plan are intended to supersede and replace the severance and separation benefits that a Participant may be entitled under any other plan, policy, agreement or arrangement. For the avoidance of doubt, nothing in this Plan will entitle any Participant to receive duplicate benefits in connection with any Qualifying Termination.

3.7 No Mitigation. A Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Article III by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article III be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer.

IV. RESTRICTIVE COVENANTS
A Participant’s right to receive and/or retain Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company and/or its subsidiaries, as in effect on the date of the Participant’s Qualifying Termination.

V. GENERAL PROVISIONS

5.1 Termination and Amendment. This Plan may be amended from time to time or terminated at the discretion of the Board or the Committee; provided, however, that the Plan may not be terminated or amended during the twelve (12) months immediately following a Change of Control except in the event the payments and benefits provided under the Plan to the Participants are replaced with severance payments and benefits that are more favorable to the Participants or the Plan is amended to increase the severance payments and benefits provided to the Participants under the Plan.

5.2 Funding; Cost of Plan. The payments and benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of amounts due hereunder.

5.3 Claims Procedure. The Committee has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, in its discretion. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Committee or its delegates have failed to follow the prescribed procedures with respect to such claim). The right to receive payments and benefits under the Plan is contingent on a Participant using the prescribed claims and arbitration procedures to resolve any claim.

5.4 Nonalienation; Successors. This Plan shall be binding upon the Company and any successor of the Company, by merger, consolidation, acquisition or similar transaction, and shall inure to the benefit of and be enforceable by the Company’s Participants. The Participants shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under this Plan, except by will or the laws of descent and distribution. A Participant’s rights and interests hereunder shall inure to the benefit of and be enforceable by the Participant’s personal representative.

5.5 No Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Company, (b) restrict the right of the Company to discharge any person at any time, (c) give the Company the right to require any person to remain in the employ of the Company, or (d) restrict any person’s right to terminate their employment at any time.

5.6 Withholding. Any benefits or amounts paid or provided pursuant to this Plan shall be subject to all applicable taxes and withholdings.

5.7 Severability. Any provision in this Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.8 Compliance with Section 409A. To the maximum extent permitted by applicable law, amounts payable under this Plan are intended to be exempt from Section 409A or in compliance with the requirements of Section 409A, and this Plan shall be administered accordingly. No amounts payable under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A shall be payable unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). Each payment under this Plan is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. For purposes of Section 409A, the Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Any payments or reimbursements of any expenses provided for under this Plan shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).

5.9 Six-Month Payment Delay. Except as set forth in the following sentence, any payments pursuant to Sections 3.1(b) through (f), 3.2(a) through 3.2(c), and 3.3(b) and 3.3(c) hereof that would otherwise be payable in the first sixty (60) days following the date of termination shall be withheld and become payable in a lump sum on the Payment Date. However, if the Participant is a Specified Employee, any payments hereunder that constitute a “deferral of compensation” within the meaning of Section 409A and to which the Participant would otherwise be entitled to receive during the first six (6) months following the date of termination shall be accumulated and paid to the Participant on the date that is six months following the date of termination (or if earlier, to the Participant’s estate or personal representative upon the Participant’s death).

5.10 Governing Law. The Plan is intended to be an unfunded “top hat” plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of New York, excluding any that mandate the use of another jurisdiction’s laws, will apply.

5.11 Clawback Policy. All Severance Benefits provided under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, as may be amended by the Company from time to time.

EXHIBIT A

Position
Executive Chairman
Chief Executive Officer
President
Chief Financial Officer
Chief Commercial Officer
Chief Medical Officer
Chief Operations Officer
Chief Human Resources Officer
Chief Marketing Officer
Executive Vice President, General Counsel
Chief Technology Officer
Chief Business Development Officer
Executive Vice President, Emerging Technology

EXHIBIT B

DETAILED CLAIMS PROCEDURES

1.Initial Claims. A Participant who believes that they are eligible for a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

PROGYNY, INC.
ATTN: Cassandra Pratt
1359 Broadway, 2nd Floor
New York, New York 10018

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Committee’s receipt of the Participant’s written claim (45 days if the claim relates to a Plan determination of Disability (a “Disability Claim”)), unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply (30-day extension for a Disability Claim). If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period (45-day period for a Disability Claim) and will describe the special circumstances requiring the extension and the date that a decision is expected to be rendered. In the case of a Disability Claim, the Committee may further extend the period for making a determination by up to an additional 30 days if, prior to the end of the first 30-day extension period, the Committee determines that such an additional extension is necessary due to matters beyond the control of the Plan and notifies Participant of the circumstances requiring an extension of time and the date by which the Committee expects to render a decision. Written notice of the denial of the Participant’s claim will contain the following information:

(a) the specific reason or reasons for the denial of the Participant’s claim;
(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c) a description of any additional information or material required by the Committee to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such information or material is necessary; and
(d) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

2.    Appeal of Denied Claims. If the Participant’s claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Committee. This request for review must be filed no later than sixty (60) days (180 days in the case of a Disability Claim) after the Participant has received written notification of the denial.
(b) The Participant has the right to submit in writing to the Committee any comments, documents, records or other information relating to their claim for benefits.
(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to their claim for benefits.
(d) The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

3.    Committee’s Response to Appeal. The Committee will provide the Participant with written notice of its decision within sixty (60) days (45 days for a Disability Claim) after the Committee’s receipt of the Participant’s written claim for review. There may be special circumstances that require an extension of this 60-day period. In any such case, the Committee will notify the Participant in writing within the 60-day (45 days for a Disability Claim) period and the final decision will be made no later than 120 days (90 days for a Disability Claim) after the Committee’s receipt of the Participant’s written claim for review. The Committee’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a) the specific reason or reasons for the denial of the Participant’s claim;
(b) reference to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and
(d) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Effective for Disability Claims, the following additional rules will apply:

(i) Notice to Participant of any extension of the 45-day period for initial determination must include the circumstances requiring the extension and the date as of which a decision is expected, with a specific explanation of the standards on which entitlement to a disability benefit are based, the unresolved issues preventing a decision on the Disability Claim and the information needed to resolve those issues, and must give Participant 45 days to provide any information requested.

(ii) In addition to the information provided with respect to other claims, the notification of denial of a Disability Claim must include the following:

(A) A discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by Participant to the Plan of health care professionals who are treating the Participant and vocational professionals who have evaluated the Participant; medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Disability Claim, without regard to whether the advice was relied on in making the determination; and any disability determination made by the Social Security Administration presented to the Plan by Participant.
(B) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied on in making the decision, or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
(C) A statement that Participant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability Claim.

(iii) Subsequent review of any decision denying a Disability Claim must be conducted by an independent and impartial fiduciary not involved in the initial determination. Participant shall be notified in writing no later than 45 days after receipt of a request for a review. This 45-day period may be extended for an additional 45 days if special circumstances require the extension. Before the Plan can issue an adverse determination on appeal, Participant shall be provided, free of charge, with any new or additional evidence considered, relied on or generated by the Committee as Plan administrator or other person making the benefit determination (or at the direction of the Committee or such other person) in connection with the Disability Claim. Such evidence shall be provided to Participant as soon as possible and sufficiently before the deadline for the notice of adverse determination to give Participant a reasonable opportunity to respond. Before the Plan can issue an adverse determination on appeal based on new or additional rationale, Participant shall be provided, free of charge, with such rationale. The rationale will be provided as soon as possible and sufficiently before the deadline for the notice of adverse determination to give Participant a reasonable opportunity to respond.

(iv) In addition to the information provided for all other claims on appeal, the notice of determination of a Disability Claim appeal must include an explanation of the basis for disagreeing with or not following the views presented by Participant of health care professionals treating the Participant and vocational professionals who evaluated the Participant, the views of medical or vocational experts whose advice was obtained on behalf of the Committee (regardless of whether the advice was relied upon), and any disability determination of the Social Security Administration presented by Participant to the Committee. The notice also shall include either the specific internal rules, guidelines, protocols, standards or other similar criteria relied on in making the decision or a statement that no such rules, guidelines, protocols, standards or other similar criteria exist, and a statement informing Participant of their right to bring a civil suit under federal law (and a description of the Plan’s limitation period for doing so, if any).

4.    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b) in any such legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

5. Arbitration. Subject to Section 4 of this Exhibit B, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS, Inc. and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

6. Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any claim disputes between them.